Exhibit 99.1

Aerosonic Reports Second Quarter Results

CLEARWATER, Fla. – September 12, 2011 – Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its Quarterly Report on Form 10-Q for the three and six-months ended July 29, 2011, with the United States Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	July 29, 2011	July 30, 2010	July 29, 2011	July 30, 2010

Sales, net	$6,421,000	$6,813,000	$13,130,000	$13,744,000
Operating (loss) income	$(221,000)	$280,000	$(603,000)	$679,000
Net (loss) income	$(167,000)	$18,000	$(484,000)	$277,000
Basic (loss) income per share	$(0.04)	$0.00	$(0.13)	$0.07
Diluted (loss) income per share	$(0.04)	$0.00	$(0.13)	$0.07

Net sales for the second quarter of fiscal year 2012 decreased $392,000, or 5.8%, to $6,421,000 when compared to $6,813,000 for the second quarter of fiscal year 2011.  During the second quarter of fiscal year 2012, the sales volume decreased from the prior year on reduced sales of mechanical instruments, partially offset by increased sales of transmitter products, sensor products, spares, repairs and development services.  Net sales for the six months ended July 29, 2011 decreased $614,000, or 4.5%, to $13,130,000 when compared to $13,744,000 for the six months ended July 30, 2010.  During the six months of fiscal year 2012, the sales volume decreased from the prior year by approximately $1.8 million on reduced sales of mechanical instruments and sensor products, offset by approximately $1.2 million of increased sales volume of repairs, spares, and other products, contributing to the net decrease of $0.6 million.  Our revenues continue to be impacted by the ongoing recession in the business jet and general aviation markets.

For the quarter ended July 29, 2011, net loss was ($167,000) or ($0.04) basic and diluted loss per share, versus net income of $18,000, or $0.00 basic and diluted earnings per share for the quarter ended July 30, 2010.  For the six month period ended July 29, 2011, net loss was ($484,000) or ($0.13) basic and diluted loss per share, versus net income of $277,000, or $0.07 basic and diluted earnings per share for the six month period ended July 30, 2010.

Doug Hillman, the Company’s Chief Executive Officer, stated:  “We closed out the first half of the year by completing several operational improvements and completing the move of our Charlottesville repair station to Clearwater while securing the approval of customers to use these relocated testing capabilities. As noted last quarter, our plan was to complete most of these investments during the first half of the year, setting the stage for improved performance in the second half of our fiscal year. This has now been accomplished, and with our improving backlog we continue to move forward with a focus on execution and profitable growth.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results involve significant risks and uncertainties that may cause results to differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.